Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6697

Media Inquiries:
Jenna M. Soule
Sr. Manager, Corporate Communications
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Announces Fourth Quarter and Annual 2005 Operating Results

Minneapolis, MN – February 15, 2006: Eschelon Telecom, Inc., a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced its results for the fourth quarter and year ended December 31, 2005. Highlights are as follows:

•                  Low average monthly customer line churn of 1.29% during the quarter ended December 31, 2005.

•                  Cash flow positive for the second consecutive quarter.

•                  Continued strong quarterly revenue and pro forma adjusted EBITDA of $58.4 million and $11.5 million, respectively.

•                  Record annual revenue and pro forma adjusted EBITDA of $227.7 million and $41.1 million, respectively.

•                  Strong annual revenue and pro forma adjusted EBITDA growth of 44.1% and 60.9%, respectively.

Eschelon Telecom, Inc.

Consolidated Financial and Operating Data

(dollars in thousands, except per unit amounts)

				For the twelve months ended December 31,
	4Q 2004 *	3Q 2005	4Q 2005	2004 *	2005
Total Revenue	$40,187	$57,912	$58,377	$158,096	$227,743
Total Gross Margin (%)	59%	57%	58%	60%	55%
Pro Forma Adjusted Gross Margin (%) **	59%	57%	58%	60%	57%
Pro Forma Adjusted EBITDA **	$6,427	$10,888	$11,492	$25,528	$41,063
Net Income (Loss)	$(5,466)	$(12,453)	$(5,127)	$1,111	$(30,991)
Capital Expenditures	$10,325	$8,697	$8,843	$30,771	$35,905
Cash and Equivalents	$33,352	$30,824	$31,819	$33,352	$31,819

Voice Lines In Service	173,492	265,132	270,662	173,492	270,662
Data Lines In Service	76,861	140,744	144,790	76,861	144,790
Total Lines In Service	250,353	405,876	415,452	250,353	415,452
Lines On-Net (%)	80.8%	84.6%	86.0%	80.8%	86.0%
Lines Sold	23,090	29,043	26,308	88,402	108,626
Average Monthly Line Churn (%)	1.30%	1.20%	1.29%	1.48%	1.34%
Average Network Revenue per Line/Mo.	$45.28	$42.31	$42.00	$48.07	$42.27

Total Employees	924	1,109	1,118	924	1,118
Quota-Carrying Network Service Salespeople	167	191	204	167	204

*	2004 does not include the results of Advanced TelCom, Inc. (“ATI”), which was acquired on December 31, 2004.
**	Excludes expenses of $4.7 million included in network services cost of revenue related to the Global Crossing settlement in June 2005.

“Eschelon had an extraordinary year in 2005,” stated Richard A. Smith, Eschelon’s President and Chief Executive Officer. “We fully integrated our acquisition of ATI that we closed on December 31, 2004; we met and in most cases exceeded our guidance on all key operating metrics; we significantly over-achieved on our capital expenditure guidance for the year, coming in over $9 million favorable to our previously announced expectations, largely due to good cost control; we reduced our annual churn from its already low level that we achieved in 2004; and finally, we completed our initial public offering and associated debt redemption giving us a stronger balance sheet, good liquidity and a platform to pursue further acquisitions. Already in 2006, we have announced our intent to purchase Oregon Telecom – a good match on our acquisition filters. 2004 and 2005 have been very good years for Eschelon and we are working hard to deliver another solid year of performance in 2006.”

Total revenues for the fourth quarter of 2005 were $58.4 million, an increase of $0.5 million from the third quarter of 2005 and an increase of $18.2 million from the fourth quarter of 2004. The increase from the third quarter was primarily due to access line growth. The increase from the fourth quarter of 2004 is primarily due to the inclusion of ATI and, to a lesser extent, line growth.

Pro forma adjusted gross margin for the fourth quarter of 2005 was $33.8 million, an increase of $0.7 million from the third quarter of 2005 and an increase of $10.1 million from the fourth quarter of 2004. The increase from the third quarter was due to access line growth and lower long distance costs. The annual increase is due to the overall growth in revenue.

Cash operating expenses for the fourth quarter of 2005 were $22.5 million, an increase of $0.1 million from the third quarter of 2005 and an increase of $5.2 million from the fourth quarter of 2004. The ATI acquisition was the primary cause for the year over year increase.

Pro forma adjusted EBITDA for the fourth quarter of 2005 was $11.5 million, an increase of $0.6 million from the third quarter of 2005 and an increase of $5.1 million from the fourth quarter of 2004. Pro forma adjusted EBITDA is a non-GAAP measure. Below is a schedule reconciling reported GAAP net income (loss) to adjusted EBITDA and pro forma adjusted EBITDA.

Eschelon Telecom, Inc.

Consolidated Net Income (Loss) to Adjusted and Pro Forma Adjusted EBITDA Reconciliation

(in thousands)

				For the twelve months ended December 31,
	4Q 2004	3Q 2005	4Q 2005	2004	2005
Net Income (Loss)	$(5,466)	$(12,453)	$(5,127)	$1,111	$(30,991)
Interest expense, net	3,499	14,529	3,324	11,328	27,434
Income taxes	—	—	4	4	4
Depreciation and amortization	8,401	9,011	13,361	31,105	39,653
Gain on extinguishment of debt	—	—	—	(18,195)	—
Adjusted EBITDA	6,434	11,087	11,562	25,353	36,100
Deferred compensation expense	—	149	139	20	936
Loss on disposal of assets	—	212	2	162	260
Gain on sale of available-for-sale securities	(7)	(100)	(127)	(7)	(326)
Global Crossing settlement	—	—	—	—	4,748
Income from discontinued operation	—	(460)	(84)	—	(655)
Pro Forma Adjusted EBITDA	$6,427	$10,888	$11,492	$25,528	$41,063

Capital expenditures for the fourth quarter of 2005 were $8.8 million, an increase of $0.1 million from the third quarter of 2005 and a decrease of $1.5 million from the fourth quarter of 2004. Capital expenditures typically fluctuate by quarter depending upon timing of major equipment purchases. Total capital expenditures for the full year 2005 finished $9.1 million favorable to the original guidance of $45 million largely due to good cost control.

Net loss for the fourth quarter of 2005 was $5.1 million, down from a loss of $12.5 million in the third quarter of 2005 and $5.5 million in the fourth quarter of 2004. The third quarter of 2005 contained a $10.1 million charge associated with the company’s redemption of 35% of its outstanding senior notes. In December 2005, an independent third-party valuation of the ATI assets acquired was completed and a purchase price allocation adjustment was made. As a result, the company recorded $3.3 million of depreciation and amortization expense in the fourth quarter of 2005 related to the adjusted asset carrying values. Net loss for the full year 2005 was $31.0 million as compared to income of $1.1 million in 2004. In 2004 the company recorded an $18.2 million gain on early extinguishment of debt, whereas in 2005 the company recorded both a debt charge-off and additional depreciation and amortization expense as mentioned previously.

Cash, restricted cash and available-for-sale securities at December 31, 2005 were $31.8 million, an increase of $1.0 million from the third quarter of 2005.

Investor Call

Management is holding an investor conference call on Thursday, February 16, 2006 at 10:00 AM CST / 11:00 AM EST to discuss quarterly and annual results. Investors are invited to participate by dialing (800) 366-3908. A replay will be available through February 23, 2006 by dialing (800) 405-2236 (pass code 11052843#).

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 19 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company offers small and medium-sized businesses a comprehensive line of telecommunications and Internet products. Eschelon currently employs 1,118 telecommunications/Internet professionals, serves over 50,000 business customers and has approximately 415,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada and California. For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.

Eschelon Telecom, Inc.

Consolidated Statement of Operations *

(in thousands)

	4Q 2004	3Q 2005	4Q 2005
Revenue:
Network services	$33,446	$51,181	$51,891
Business telephone systems	6,741	6,731	6,486
	40,187	57,912	58,377

Cost of revenue:
Network services	12,260	20,701	20,311
Business telephone systems	4,194	4,093	4,225
	16,454	24,794	24,536

Gross profit:
Network services	21,186	30,480	31,580
Business telephone systems	2,547	2,638	2,261
	23,733	33,118	33,841

Operating expenses:
Sales, general and administrative	17,306	22,378	22,487
Depreciation and amortization	8,401	9,011	13,361
Operating income (loss)	(1,974)	1,729	(2,007)

Other income (expense):
Interest income	42	269	189
Interest expense	(3,541)	(14,798)	(3,513)
Other income (expense)	7	(113)	124
Income (loss) before income taxes	(5,466)	(12,913)	(5,207)
Income taxes	—	—	(4)
Net income (loss) before discontinued operation	(5,466)	(12,913)	(5,211)
Income from discontinued operation, net of tax	—	460	84
Net income (loss)	$(5,466)	$(12,453)	$(5,127)

* 2004 does not include the results of ATI, which was acquired on December 31, 2004.

Eschelon Telecom, Inc.

Consolidated Statement of Operations *

(in thousands)

	For the twelve months ended December 31,
	2004	2005
Revenue:
Network services	$131,780	$201,835
Business telephone systems	26,316	25,908
	158,096	227,743

Cost of revenue:
Network services	47,354	85,914
Business telephone systems	15,979	16,139
	63,333	102,053

Gross profit:
Network services	84,426	115,921
Business telephone systems	10,337	9,769
	94,763	125,690

Operating expenses:
Sales, general and administrative	69,255	90,310
Depreciation and amortization	31,105	39,653
Operating income (loss)	(5,597)	(4,273)

Other income (expense):
Interest income	124	691
Interest expense	(11,452)	(28,125)
Gain on extinguishment of debt	18,195	—
Other income (expense)	(155)	65
Income (loss) before income taxes	1,115	(31,642)
Income taxes	(4)	(4)
Net income (loss) before discontinued operation	1,111	(31,646)
Income from discontinued operation, net of tax	—	655
Net income (loss)	$1,111	$(30,991)

* 2004 does not include the results of ATI, which was acquired on December 31, 2004.